November 11, 1997

STRICTLY PRIVATE AND CONFIDENTIAL
ADDRESSEE ONLY

Richard J. Donahue
1275 Madison Drive
Yardley, PA 19067


Dear Rich:

You have been, and will continue to be, a key player in the current sale process. We truly appreciate your efforts to attain the best possible value for our shareholders.

It is therefore my pleasure to inform you that we have received Board approval to offer you a Sale Incentive Bonus. Specifically, in the event of a change of control in the ownership of the Company (other than a public offering), whereby Tony and I collectively sell 80% or more of our current holdings of HCG and in recognition of your contributions to this process, you will receive a one-time payment of $325,000, payable within five (5) days after the Closing Date.

On behalf of our shareholders, thank you in advance for all your efforts.

Sincerely,

/s/ D. George Harris


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